EXHIBIT 10.1
AGREEMENT AND PLAN OF MERGER
between
F.N.B. CORPORATION
and
OMEGA FINANCIAL CORPORATION
DATED AS OF NOVEMBER 8, 2007

(i)

(ii)

(iii)

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.13(e)
Affiliate	2.3(g)
Agreement	Preamble
Articles of Merger	1.2
Assumed Stock Options	1.5(a)
Average Closing Price	1.4(e)
Bank	3.4
Bank Merger	1.10
Bank Merger Agreement	1.10
BHC Act	3.1(b)
Break-up Fee	6.13(f)
Certificates	1.4(c)
Change in Omega Recommendation	6.13(c)
Claim	6.8(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Confidentiality Agreement	6.2(b)
Contracts	5.2(j)
Controlled Group Liability	3.11
Credit Facilities	5.2(f)
DRSP Plan	1.4(d)
Effective Date	1.2
Effective Time	1.2
Environmental Laws	3.17(b)
ERISA	3.11
ERISA Affiliate	3.11
ESOP	1.6(c)
Exchange Act	3.6
Exchange Agent	2.2(a)
Exchange Fund	2.2
Exchange Ratio	1.4(a)
FBCA	1.1(a)
FDIC	3.4
Federal Reserve Board	3.4
FNB	Preamble
FNB 10-Q	4.6
FNB 2006 10-K	4.6

(iv)

Section
FNB Bank	1.10
FNB Bank Board	1.10
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. IV Preamble
FNB Employment Agreement	4.11
FNB Loan Property	4.17
FNB Plans	6.7(a)
FNB Preferred Stock	4.2(a)
FNB Proposal	6.3(b)
FNB Qualified Plans	4.11(d)
FNB Recommendation	6.3(b)
FNB Regulatory Agreement	4.15
FNB Reports	4.12
FNB Shareholder Meeting	6.3(b)
FNB Stock Plans	4.2(a)
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.17(b)
HSR Act	3.4
Indemnified Parties	6.8(a)
Injunction	7.1(e)
Insurance Amount	6.8(c)
Intellectual Property	3.25
IRS	3.11(b)
Joint Proxy Statement	3.4
Leased Properties	3.18(c)
Leases	3.18(b)
Liens	3.2(b)
Loan(s)	5.2(t)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	6.1(d)
Merger	Preamble
Merger Consideration	1.4(a)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11
Nasdaq	3.1(c)
NYSE	3.1(c)
OCC	3.4
Omega	Preamble

(v)

Section
Omega 10-Q	3.6
Omega 2006 10-K	3.6
Omega Advisory Board	6.15(b)
Omega Articles	3.1(b)
Omega Bank	1.10
Omega Bank Designees	1.10
Omega Benefit Plan	3.11
Omega Bylaws	3.1(b)
Omega Common Stock	1.4(a)
Omega Designees	1.3(b)
Omega Disclosure Schedule	Art. III Preamble
Omega Employment Agreement	3.11
Omega’s Knowledge	3.17(b)
Omega Loan Property	3.17(a)
Omega Plan	3.11
Omega Qualified Plans	3.11(d)
Omega Recommendation	6.3(e)
Omega Regulatory Agreement	3.15
Omega Reports	3.12
Omega Representatives	6.13(a)
Omega RSU	1.6(b)
Omega Shareholder Meeting	6.3
Omega Stock Option	1.6(a)
Omega Stock Plans	1.6(a)
Omega Subsidiary	3.1(c)
OREO	3.26(b)
Other Regulatory Approvals	3.4
Owned Properties	3.18(a)
PA DOB	3.4
Payment Event	6.13(g)
PBCL	1.1(a)
PBGC	3.11(e)
Person	3.9(a)
Registration Statement	3.4
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1(c)
SEC	3.4
Securities Act	1.6(d)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.13(e)
Surviving Company	Preamble

(vi)

Section
Tax Returns	3.10(c)
Tax(es)	3.10(b)
Third Party	6.13(g)
Third Party Leases	3.18(d)
Treasury Shares	1.4(b)
Voting Agreement	Preamble
Withdrawal Liability	3.11

(vii)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2007 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB “) and OMEGA FINANCIAL CORPORATION, a Pennsylvania corporation (“Omega”).
W I T N E S S E T H:
     WHEREAS, the Boards of Directors of Omega and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Omega will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “ Merger “), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and
     WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the members of the Omega Board of Directors have executed a voting agreement of even date herewith in the form of Exhibit C (the “Voting Agreement”); and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
          (a) Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time (as defined in Section 1.2), Omega shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of Omega shall cease.

          (b) FNB may at any time change the method of effecting the combination and Omega shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of Omega’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
     1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.
     1.3 Effects of the Merger.
          (a) At and after the Effective Time, the Merger shall have the effects set forth in Sections 1921 through 1932 of the PBCL and Sections 607.1101 through 607.11101 of the FBCA.
          (b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company immediately after the Merger shall be (i) the directors of FNB immediately prior to the Merger and (ii) three current independent members of Omega’s Board of Directors (the “Omega Designees”) as are mutually agreed by FNB and Omega. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.
     1.4 Conversion of Omega Capital Stock.
          (a) Subject to the provisions of this Agreement, each share of common stock, $5.00 par value, of Omega (“Omega Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in Section 1.4(b)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration (the “Merger Consideration”) 2.022 shares (the “Exchange Ratio”) of common stock, $.01 par value, of FNB (“FNB Common Stock”).

          (b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means shares of Omega Common Stock held by Omega or any of its Subsidiaries (as defined in Section 3.1(c)) or by FNB or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.
          (c) At the Effective Time, the stock transfer books of Omega shall be closed as to holders of Omega Common Stock immediately prior to the Effective Time and no transfer of Omega Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing Omega Common Stock (“Certificates”) are properly presented in accordance with Section 2.2 of this Agreement to the Exchange Agent (as defined in Section 2.2(a)), such Certificates shall be canceled and exchanged for certificates representing the number of whole shares of FNB Common Stock into which the Omega Common Stock represented thereby was converted in the Merger, plus any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).
          (d) Each holder of Omega Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Stock Purchase Plan (the “DRSP Plan”). Each Omega shareholder electing to enroll in the DRSP Plan shall be issued a certificate representing the number of whole shares of FNB Common Stock received in the Merger, and any future dividends will be reinvested in accordance with the DRSP Plan.
          (e) Notwithstanding any other provision of this Agreement, each holder of Omega Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock on the NYSE as reported in New York Stock Exchange Composite Transactions in The Wall Street Journal (Eastern Edition) or, if not reported therein, in another mutually agreed upon authoritative source, for each of the 20 consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.

     1.5 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
     1.6 Omega Equity and Equity-Based Awards.
          (a) Omega Stock Options. Effective as of the Effective Time, each then outstanding option to purchase shares of Omega Common Stock (each an “Omega Stock Option”), pursuant to the equity-based compensation plans identified on Section 3.11(a) of the Omega Disclosure Schedule (as defined in Article III) (the “Omega Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, or consultant to, Omega or any of its Subsidiaries (as defined in Section 3.1(b)) shall at the Effective Time cease to represent a right to acquire shares of Omega Common Stock and shall be converted automatically into an option to acquire shares of FNB Common Stock and each option to acquire shares of Omega Common Stock that prior to the Effective Time is fully vested and exercisable, shall continue as a fully vested and exercisable option of FNB on the terms hereinafter set forth. FNB shall assume each such Omega Stock Option in accordance with the terms of the relevant Omega Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors shall be substituted for Omega and the committee of the Board of Directors of Omega, including, if applicable, the entire Board of Directors of Omega, administering such Omega Stock Plan, (ii) each Omega Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such Omega Stock Option shall be equal to the number of shares of Omega Common Stock subject to such Omega Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such Omega Stock Option prior to the Effective Time divided by the Exchange Ratio. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Omega Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and Omega agree to take all necessary steps to effect the provisions of this Section 1.6(a). As of the Effective Time, FNB shall issue to each holder of each outstanding Omega Stock Option that has been assumed by FNB (the “Assumed Stock Options”) a document evidencing the conversion and assumption of such Omega Stock Option by FNB pursuant to this Section 1.6(a).
          (b) Omega Restricted Stock Units. Effective immediately prior to the Effective Time, each then outstanding restricted stock unit (each an “Omega RSU”), pursuant to the Omega Stock Plans and the award agreements evidencing the grants thereunder, granted to any current or former employee of Omega or any of its Subsidiaries shall become vested in full. At the Effective Time, each holder of an Omega RSU shall be entitled to receive a number of shares of FNB Common Stock equal to the Exchange Ratio multiplied by the total number of shares of Omega Common Stock subject to such Omega RSU.
          (c) Omega Employee Stock Ownership Plan. If requested by FNB, Omega agrees that its Employee Stock Ownership Plan (the “ESOP”) shall terminate as of a date not later than March 31, 2008 and, in connection therewith, repay all indebtedness of the ESOP. Appropriate distributions of all of the assets held by the ESOP will be made to the participants in the ESOP as soon as reasonably practicable thereafter in accordance with the provisions of the ESOP and applicable law.
          (d) Omega 401(k) Plan. Not later than the day prior to the Closing Date, Omega agrees to terminate its Section 401(k) Plan.
          (e) Reservation of Shares. FNB has taken all corporate action necessary to reserve for issuance a sufficient number of shares of FNB Common Stock issuable upon the exercise of the Assumed Stock Options. As soon as practicable following the Closing (as defined in Section 9.1), FNB shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the issuance of the shares of FNB Common Stock subject to the Assumed Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.
     1.7 Articles of Incorporation and Bylaws of the Surviving Company. FNB’s Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. FNB’s Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.
     1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
     1.9 Dissenting Shares. No outstanding shares of Omega Common Stock shall have any dissenters’ rights of appraisal under the PBCL.
     1.10 The Bank Merger. As soon as practicable after the execution of this Agreement, Omega and FNB shall cause Omega Bank (“Omega Bank”) and First National Bank of

Pennsylvania (“FNB Bank”) to enter into a bank merger agreement, the form of which is attached hereto as Exhibit A (the “Bank Merger Agreement”), that provides for the merger of Omega Bank with and into FNB Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank (the “FNB Bank Board”) upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger plus the four Omega Bank Designees as defined in Section 6.15(b).
ARTICLE II
EXCHANGE OF SHARES
     2.1 FNB to Make Merger Consideration Available. As promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the aggregate number of shares of FNB Common Stock issuable pursuant to this Agreement in exchange for shares of Omega Common Stock outstanding immediately prior to the Effective Time of the Merger, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b) and (iii) cash in lieu of any fractional shares (such cash and certificates for shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4 in exchange for outstanding shares of Omega Common Stock.
     2.2 Exchange of Shares.
          (a) As soon as practicable after the Effective Time, Registrar and Transfer Company (the “Exchange Agent”) shall mail to each holder of record of Omega Common Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to Omega which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Omega Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing Omega Common Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to a certificate representing FNB Common Stock into which the shares of Omega Common Stock shall have been converted pursuant to Section 1.4, as well as any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, each Certificate representing Omega Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration any cash in lieu of fractional shares into which the shares of Omega Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). FNB shall not be obligated to deliver the Merger Consideration or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends to which any former holder of Omega Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.2. If any certificate for shares of FNB Common Stock, or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
          (b) Following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions with a record date prior to the Effective Date which have been declared by Omega in respect of shares of Omega Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which theretofore had become payable with respect to such whole shares of FNB Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock. After the date of this Agreement, Omega shall coordinate with FNB the declaration of any dividends in respect of Omega Common Stock as provided in Section 6.11.
          (c) After the Effective Time, there shall be no transfers on the stock transfer books of Omega of the shares of Omega Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Omega Common

Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be canceled and exchanged as provided in this Agreement. All shares of FNB Common Stock and cash in lieu of fractional shares and/or declared but unpaid dividends issued upon the surrender for exchange of shares of Omega Common Stock or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Omega Common Stock.
          (d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of Omega following the passage of 12 months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of Omega who have not theretofore complied with this Section 2.3 shall thereafter look only to FNB for payment of their claim for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).
          (e) Neither Omega nor FNB shall be liable to any holder of shares of Omega Common Stock or FNB Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.
          (g) Certificates surrendered for exchange by any Person constituting an Affiliate of Omega for purposes of Rule 144(a) and Rule 145 (an “Affiliate”) under the Securities Act shall not be exchanged for certificates representing whole shares of FNB Common Stock until FNB has received a written agreement from such person as provided in Section 6.5.
     2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.30 per share, on FNB Common Stock in any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than a business combination transaction with another bank holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of FNB Common Stock generally.
     2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Omega Common Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Omega Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF OMEGA
     Except as disclosed in the Omega Reports (as defined in Section 3.12) or as disclosed in the disclosure schedule delivered by Omega to FNB (the “Omega Disclosure Schedule”), Omega hereby represents and warrants to FNB as follows:
     3.1 Corporate Organization.
          (a) Omega is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Omega has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (b) Omega is duly registered as a bank holding company and is a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Amended and Restated Articles of Incorporation of Omega (the “Omega Articles”) and the Amended and Restated Bylaws of Omega (the

“Omega Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB.
          (c) Each of Omega’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party or a subsidiary of such party is a general partner or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more subsidiaries thereof, and the terms “Omega Subsidiary” and “FNB Subsidiary” shall mean any direct or indirect Subsidiary of Omega or FNB, respectively, and (ii) the term “Material Adverse Effect” means, with respect to FNB, Omega or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally; (2) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities (as defined in Section 3.4); (3) actions or omissions of (a) FNB, or (b) Omega, taken at the request of, or with the prior written consent of the other or required hereunder; (4) changes, events or developments, after the date hereof, in the national or world economy or financial or securities markets generally or changes, events or developments, after the date hereof in general economic conditions or other changes, events or developments, after the date hereof that affect banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate; (5) consummation or public disclosure of the transactions contemplated hereby (including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom); (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof; (7) any changes in interest rates or foreign currency rates; (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions contemplated hereby; (9) any failure by such party to meet any published (whether by such party or a third party research analyst) or internally prepared estimates of revenues or earnings; (10) a decline in the price, or a change in the trading volume of, such party’s common stock on the Nasdaq Global Select Market (including any successor exchange, “Nasdaq”) or the New York Stock Exchange (including any successor exchange, “NYSE”), as applicable; and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in such party’s SEC reports referenced in Section 3.12 or Section 4.12, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner); or (B) materially delays or impairs the ability of such party to timely consummate the transactions contemplated by this Agreement.
     3.2 Capitalization.
          (a) The authorized capital stock of Omega consists of 25,000,000 shares of Omega Common Stock, of which, as of September 30, 2007, 12,632,627 shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $5.00 per share, of which as of the date hereof, no shares were issued and outstanding. As of September 30, 2007, 234,616 shares of Omega Common Stock were held in Omega’s treasury. As of September 30, 2007, no shares of Omega Common Stock were reserved for issuance except for 500,794 shares of Omega Common Stock reserved for issuance upon the exercise of Omega Stock Options and Omega RSUs issued pursuant to the Omega Stock Plans. All of the issued and outstanding shares of Omega Common Stock have been, and all shares of Omega Common Stock that may be issued upon the exercise of the Omega Stock Options will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the Omega Stock Plans, Omega does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Omega Common Stock or any other equity securities of Omega or any securities representing the right to purchase or otherwise receive any shares of Omega Common Stock. Set forth in Section 3.2 of the Omega Disclosure Schedule is a true, correct and complete list of (a) each Omega Stock Option (such list to include the Omega Stock Plan under which such options were issued, the number of shares of Omega Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof) and (b) each Omega RSU (such list to include the number of shares of Omega Common Stock subject thereto and the vesting schedule thereof) outstanding under the Omega Stock Plans as of September 30, 2007. Since September 30, 2007 through the date hereof, Omega has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the Omega Stock Plans.

          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Omega are owned by Omega, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (other than liens for property Taxes not yet due and payable, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     3.3 Authority; No Violation.
          (a) Omega has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Omega. The Board of Directors of Omega has determined that this Agreement and the transactions contemplated hereby are in the best interests of Omega and its shareholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Omega’s shareholders for approval and adoption at a duly held meeting of such shareholders and, except for the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of a majority of the votes cast by all holders of shares of Omega Common Stock at such meeting at which a quorum is present, no other corporate proceedings on the part of Omega are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Omega and, assuming due authorization, execution and delivery by FNB, constitutes the valid and binding obligation of Omega, enforceable against Omega in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by Omega nor the consummation by Omega of the transactions contemplated hereby, nor compliance by Omega with any of the terms or provisions of this Agreement, will (i) violate any provision of the Omega Articles or the Omega Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined in Section 7.1(e)) applicable to Omega, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Omega or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Omega or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega.
     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of Omega Bank with and into FNB Bank, the filing of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”) or the Pennsylvania Department of Banking (the “PA DOB”) and the Federal Reserve Board, and approval of such applications and notice, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Omega’s and FNB’s shareholders to be held in connection with this Agreement (the “Joint Proxy Statement”) and the transactions contemplated by this Agreement and of a registration statement on Form S-4 (the “Registration Statement”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of Nasdaq or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of the listing of such FNB Common Stock on the NYSE, (viii) the adoption of this Agreement by the requisite vote of shareholders of Omega and (ix) filings, if any, required as a result of the particular status of FNB, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a

“Governmental Entity”) are necessary in connection with (A) the execution and delivery by Omega of this Agreement and (B) the consummation by Omega of the Merger and the other transactions contemplated by this Agreement.
     3.5 Reports. Omega and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Omega and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Omega, investigation into the business or operations of Omega or any of its Subsidiaries since January 1, 2005. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Omega or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Omega since January 1, 2005.
     3.6 Financial Statements.
          (a) (i) Omega has previously made available to FNB copies of the consolidated balance sheets of Omega and its Subsidiaries as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended as reported in Omega’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (as amended prior to the date hereof, the “Omega 2006 10-K”) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit reports of Ernst & Young LLP, independent registered public accountants with respect to Omega for the years ended December 31, 2004, 2005 and 2006, and (ii) Omega will make available to FNB when filed with the SEC copies of the unaudited consolidated balance sheets of Omega and its Subsidiaries as of September 30, 2006 and 2007, and the related consolidated statements of income, shareholders equity and cash flows of the three- and nine-month periods then ended, as reported in Omega’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 (the “Omega 10-Q”). The December 31, 2006 consolidated balance sheet of Omega (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Omega and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of Omega and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Omega and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) No agreement pursuant to which any loans or other assets have been or shall be sold by Omega or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Omega or its Subsidiaries, to cause Omega or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Omega or its Subsidiaries. To the knowledge of Omega, there has been no material breach of a representation or covenant by Omega or its Subsidiaries in any such agreement. Except as disclosed in Omega Reports (as defined in Section 3.12), since January 1, 2005, no cash, stock or other dividend or any other distribution with respect to the capital stock of Omega or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Omega Reports, no shares of capital stock of Omega have been purchased, redeemed or otherwise acquired, directly or indirectly, by Omega since January 1, 2005, and no agreements have been made to do the foregoing.
     3.7 Broker’s Fees. Neither Omega nor any Omega Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc.
     3.8 Absence of Certain Changes or Events. Since December 31, 2006, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Omega Reports filed on or prior to the date of this Agreement, (i) Omega and its Subsidiaries have (except in connection with the negotiation and execution and delivery of this Agreement) carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to Omega.

     3.9 Legal Proceedings.
          (a) There is no pending, or, to Omega’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (each, a “Person”) or Governmental Entity that is material to Omega and its Subsidiaries, taken as a whole, in each case with respect to Omega or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.
          (b) There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon Omega, any of its Subsidiaries or the assets of Omega or any of its Subsidiaries.
     3.10 Taxes and Tax Returns.
          (a) Each of Omega and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns (as defined in subsection (c), below) required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes (whether or not shown on any Tax Return) that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on Omega’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of Omega and its Subsidiaries. Neither Omega nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending (including any notice received of an intent to conduct an audit or examination), or claims asserted, for Taxes upon Omega or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where Omega or any of its Subsidiaries has not filed Tax Returns such that Omega or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, Omega or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of Omega and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Omega or any of its Subsidiaries. Neither Omega nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Omega and its Subsidiaries). Neither Omega nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Omega) or (B) has any liability for the Taxes of any Person (other than Omega or any of its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. Neither Omega nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of Omega Common Stock is owned by a Subsidiary of Omega. Omega is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Omega, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither Omega nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of Omega and its Subsidiaries relating to the taxable periods beginning January 1, 2004 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Omega or its Subsidiaries. Neither Omega, any of its Subsidiaries nor FNB (as a successor to Omega) will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of Omega or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) for periods (or portions thereof) ending on or before the Closing Date.

          (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treas. Reg §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.
          (c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.
     3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:
     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the Omega Benefit Plans.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “Omega Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Omega or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Omega or any of its Subsidiaries or to which Omega or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.
     “Omega Employment Agreement” means a written contract, offer letter or agreement of Omega or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which Omega or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
     “Omega Plan” means any Omega Benefit Plan other than a Multiemployer Plan.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
          (a) Section 3.11(a) of the Omega Disclosure Schedule includes a complete list of all material Omega Benefit Plans and all material Omega Employment Agreements.
          (b) With respect to each Omega Plan, Omega has delivered or made available to FNB a true, correct and complete copy of: (i) each writing constituting a part of such Omega Plan, including without limitation all plan documents, current employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (“the IRS”), if any. Omega has delivered or made available to FNB a true, correct and complete copy of each material Omega Employment Agreement.
          (c) All material contributions required to be made to any Omega Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Omega Plan, for any period through the date hereof have been timely made or paid in full or, if the contributions or payments are not due on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each Omega Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.
          (d) With respect to each Omega Plan, Omega and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Omega Plans. Each Omega Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to an Omega Plan or the imposition of any material lien on the assets of Omega or any of its Subsidiaries under ERISA or the Code. Section 3.11(d) of the Omega Disclosure Schedule identifies each Omega Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Omega Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Omega Qualified Plan and the related trust that has not been revoked or Omega is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of Omega, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Omega Qualified Plan or the related trust. No trust funding any Omega Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of Omega, none of Omega and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Omega Plans or their related trusts, Omega, any of its Subsidiaries or any person that Omega or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
          (e) With respect to each Omega Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) (A) the fair market value of the assets of such Omega Plan equals or exceeds the actuarial present value of all accrued benefits under such Omega Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Omega or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such Omega Plan and, to Omega’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Omega Plan, except as would not have a Material Adverse Effect, individually or in the aggregate, in the case of clauses (A), (B), (C), (D) and (E).

          (f) (i) No Omega Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Omega and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Omega and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Omega or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Omega Benefit Plans. Without limiting the generality of the foregoing, neither Omega nor any of its Subsidiaries, nor, to Omega’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
          (g) Omega and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to Omega and its Subsidiaries.
          (h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Omega or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.
          (i) No labor organization or group of employees of Omega or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Omega’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Omega and its Subsidiaries is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
     3.12 SEC Reports. Omega has previously made available to FNB an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2005 by Omega with the SEC pursuant to the

Securities Act or the Exchange Act (the “Omega Reports”), on and prior to the date of this Agreement and no such Omega Report as of the date of such Omega Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2005, as of their respective dates, all Omega Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
     3.13 Compliance with Applicable Law. Omega and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, since January 1, 2005, have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Omega or any of its Subsidiaries (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega.
     3.14 Contracts. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Omega and its Subsidiaries taken as a whole, (i) none of Omega nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of Omega, none of the other parties to any such material contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither Omega nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of Omega or any of its Subsidiaries.
     3.15 Agreements with Regulatory Agencies. Neither Omega nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005, a recipient of any supervisory letter from, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in Section 3.15 of the Omega Disclosure Schedule, an “Omega Regulatory Agreement”), nor has Omega or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Omega Regulatory Agreement. To the knowledge of Omega, there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that Omega Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law. Omega Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.
     3.16 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Omega included in the Omega 10-Q (including any notes thereto) (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007, since September 30, 2007, neither Omega nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega.
     3.17 Environmental Liability.
          (a) To Omega’s Knowledge, (A) Omega and its Subsidiaries are in material compliance with applicable environmental laws; (B) no real property, including buildings or other structures, currently or formerly owned or operated by Omega or any of its Subsidiaries, or any property in which Omega or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Omega Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) neither Omega nor any of its Subsidiaries could be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any Omega Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (D) neither Omega nor any of its Subsidiaries has any material liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither Omega nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (F) neither Omega nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (G) there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Omega or any of its Subsidiaries, any currently or formerly owned or operated property, or any Omega Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Omega or any of its Subsidiaries, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Omega Loan Property, (H) Omega has set forth in Section 3.17 of the Omega Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Omega, its Subsidiaries and any currently owned or operated property of Omega which were prepared in the last five years and (I) Omega has made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding Omega Loan (as defined in Section 5.2(s)) and which were prepared for Omega in the last five years.
          (b) As used herein, (A) the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (1) the protection or restoration of the environment, human health, safety or natural resources in regard to any Hazardous Substance; (2) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance or (3) material effects of any Hazardous Substance on any legally delineated wetlands, indoor air spaces; (4) any material physical damage injury or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and (B) the term “Hazardous Substance” means any regulated quantity of any substance other than at concentrations and in locations that are naturally occurring that are: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (3) any other substance that is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law and (C) the term “Omega’s Knowledge” means the actual knowledge, immediately prior to the Effective Time and Effective Date, of any officer of Omega.
     3.18 Real Property.
          (a) Each of Omega and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.
          (b) A true and complete copy of each agreement pursuant to which Omega or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against Omega or its applicable Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There is not under any such Lease any material existing default by Omega or any of its Subsidiaries or, to the knowledge of Omega, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on Omega and its Subsidiaries taken as a whole.
          (c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which Omega and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Omega and its Subsidiaries taken as a whole.
          (d) A true and complete copy of each agreement pursuant to which Omega or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). To the knowledge of Omega, there are no existing defaults by the tenant under any Third Party Lease, or any event which with notice or lapse of time or both which would constitute such a default.
     3.19 State Takeover Laws. Omega has previously taken any and all action necessary to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL that may be applicable to the Merger and the other transactions contemplated by this Agreement inapplicable to FNB and its respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of Omega has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such Agreement and the transactions contemplated hereby any restrictive provisions, including the provisions of Paragraph 9, of the Omega Articles.
     3.20 Reorganization. As of the date of this Agreement, Omega is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     3.21 Opinion. Prior to the execution of this Agreement, Omega has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Omega from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     3.22 Insurance. Omega and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.22 of the Omega Disclosure Schedule and as its management reasonably has determined to be prudent in accordance with industry practices.
     3.23 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on Omega, (a) each of Omega and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Omega or its Subsidiaries, and such securities are valued on the books of Omega in accordance with GAAP in all material respects.
     3.24 Intellectual Property. Omega and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in the conduct of its business as currently conducted that is material to Omega and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have a Material Adverse Effect on Omega, (i) Intellectual Property used in the conduct of its business as currently conducted that is material to Omega and its Subsidiaries does not, to the knowledge of Omega, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Omega or any Subsidiary acquired the right to use any Intellectual Property; and (ii) neither Omega nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Omega and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means registered trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof; all letters patent of the United States, all reissues and extensions thereof, and all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof; all registered copyrights arising under the laws of the United States and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office; all rights to obtain any reissues, renewals or extensions of the foregoing, and all causes of action for infringement of the foregoing.
     3.25 Loans; Nonperforming and Classified Assets.
          (a) Except as set forth in Section 3.25 of the Omega Disclosure Schedule, each Loan on the books and records of Omega and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Omega, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
          (b) Omega has set forth in Section 3.25 of the Omega Disclosure Schedule as to Omega and each Omega Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Omega’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to Omega’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by Omega, a Omega Subsidiary or an applicable regulatory authority; (C) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of Omega or a Omega Subsidiary, or to the knowledge of Omega, any Person controlling, controlled by or under common control with any of the foregoing.
     3.26 Fiduciary Accounts. Omega and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Omega nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to Omega’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     3.27 Allowance For Loan Losses. Omega Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of Omega, is adequate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FNB
     Except as disclosed in the disclosure schedule delivered by FNB to Omega (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to Omega as follows:

     4.1 Corporate Organization.
          (a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (b) FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the Articles of Incorporation (the “FNB Charter”) and Bylaws of FNB (the “FNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Omega.
          (c) Each FNB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.2 Capitalization.
          (a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of September 30, 2007 60,555,834 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value (the “FNB Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of September 30, 2007 shares of FNB Common Stock were held in FNB’s treasury. As of the date hereof, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for 8,103,789 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”) and 53,000 shares of FNB Common Stock available for issuance upon conversion of outstanding convertible notes assumed by FNB from Legacy Bank. All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock that may be issued pursuant to the FNB Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the FNB Stock Plans, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     4.3 Authority; No Violation.
          (a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FNB. The Board of Directors of FNB has determined that this Agreement and the transactions contemplated hereby are in the best interests of FNB and its shareholders, and has directed that a proposal to issue shares of FNB Common Stock under this Agreement and the transactions contemplated by this Agreement be submitted to FNB’s shareholders for approval and adoption at a duly held meeting of such shareholders and, except for the approval of such proposal by the affirmative vote of a majority of the votes cast by all holders of shares of FNB Common Stock at such meeting at which a quorum is present, and provided that the total votes cast on the proposal represents over 50% of the shares of FNB Common Stock entitled to vote on the proposal, no other corporate proceedings on the part of FNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNB and, assuming due authorization, execution and delivery by Omega, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions contemplated hereby, nor compliance by FNB with any of the terms or provisions of this Agreement, will violate any provision of the FNB Charter or the FNB Bylaws or assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to FNB, any of its

Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of the Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC or the PA DOB and the Federal Reserve Board and approval of such applications and notice, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of Nasdaq or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, (viii) the approval of the issuance of FNB Common Stock in connection with the Merger and the transactions contemplated by this Agreement by the requisite vote of the shareholders of FNB and (ix) filings, if any, required as a result of the particular status of Omega, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions contemplated by this Agreement.
     4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with the

Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2005. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNB or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FNB since January 1, 2005.
     4.6 Financial Statements. (i) FNB has previously made available to Omega copies of the consolidated balance sheet of FNB and its Subsidiaries as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (as amended prior to the date hereof, the “FNB 2006 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, independent registered public accountants with respect to FNB for the years ended December 31, 2004, 2005 and 2006, and (ii) FNB will make available to Omega when filed with the SEC copies of the unaudited consolidated balance sheet of FNB and its Subsidiaries as of September 30, 2006 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the three- and nine-month periods then ended, as reported in FNB’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 (the “FNB 10-Q”). The December 31, 2006 consolidated balance sheet of FNB (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of FNB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of FNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     4.7 Broker’s Fees. Neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than UBS Securities LLC, all of the fees and expenses of which shall be the sole responsibility of FNB.
     4.8 Absence of Certain Changes or Events. Since December 31, 2006, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.12) filed prior to the date of this Agreement (i) FNB and the FNB Subsidiaries have (except in connection with the negotiation and execution and delivery of this Agreement) carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.
     4.9 Legal Proceedings.
          (a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that is material to FNB and its Subsidiaries, taken as a whole, in each case with respect to FNB or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.
          (b) There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries.
     4.10 Taxes and Tax Returns. Each of FNB and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes (whether or not shown on any Tax Return) that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on FNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending (including any notice received of an intent to conduct an audit or examination), or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where the FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries). Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FNB) or (B) has any liability for the Taxes of any Person (other than FNB or any of its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. §1.6011-4(b)(2). Omega has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning January 1, 2004 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) for periods (or portions thereof) ending on or before the Closing Date.
     4.11 Employee Benefits. For purposes hereof, the following terms shall have the following meaning:
     “FNB Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.
     “FNB Employment Agreement” means a written contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
     “FNB Plan” means any FNB Benefit Plan other than a Multiemployer Plan.
          (a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all material FNB Benefit Plans and all material FNB Employment Agreements.
          (b) With respect to each FNB Plan, FNB has delivered or made available to Omega a true, correct and complete copy of: (i) each writing constituting a part of such FNB Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. FNB has delivered or made available to Omega a true, correct and complete copy of each material FNB Employment Agreement.
          (c) All material contributions required to be made to any FNB Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any FNB Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.
          (d) With respect to each FNB Plan, FNB and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Plans. Each FNB Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or FNB is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. No trust funding any FNB Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of FNB, none of FNB and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the FNB Plans or their related trusts, FNB, any of its Subsidiaries or any person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
          (e) With respect to each FNB Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such FNB Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the PBGC have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such FNB Plan and, to FNB’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Plan.
          (f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
          (g) FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to FNB and its Subsidiaries.
          (h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.
          (i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of FNB and its Subsidiaries is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
     4.12 SEC Reports. FNB has previously made available to Omega an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2005 by FNB with the SEC pursuant to the Securities Act or the Exchange Act (the “FNB Reports”) and prior to the date of this Agreement, as of the date of such FNB Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2005, as of their respective dates, all FNB Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
     4.13 Compliance with Applicable Law. FNB and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and since January 1, 2005, have complied in all respects with and are not in default in any respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to FNB or any of its Subsidiaries (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB.
     4.14 Contracts. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNB and its Subsidiaries taken as a whole, (i) none of FNB nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.
     4.15 Agreements with Regulatory Agencies. Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the FNB Disclosure Schedule, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2005, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. To the knowledge of FNB, there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that any such bank Subsidiary is not “well capitalized” and “well managed” as a matter of U.S. federal banking law. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.
     4.16 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FNB included in the FNB 10-Q (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated thereby and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007, since September 30, 2007, neither FNB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on FNB.
     4.17 Environmental Liability.
          (a) To FNB’s Knowledge, (A) FNB and its Subsidiaries are in material compliance with applicable environmental laws; (B) no real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, or any property in which FNB or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“FNB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) neither FNB nor any of its Subsidiaries could be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any FNB Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (D) neither FNB nor any of its Subsidiaries has any material liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither FNB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (F) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (G) there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving FNB or any of its Subsidiaries, any currently or formerly owned or operated property, or any FNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against FNB or any of its Subsidiaries, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any FNB Loan Property, (H) FNB has set forth in the FNB Disclosure Schedule and made available to Omega copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to FNB, its Subsidiaries and any currently owned or operated property of FNB which were prepared in the last five years and (I) FNB has made available to Omega copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding FNB Loan and which were prepared for FNB in the last five years.
          (b) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on FNB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against FNB, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB. To the knowledge of FNB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. FNB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

     4.18 Reorganization. As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     4.19 Loans; Nonperforming and Classified Assets.
          (a) Except as set forth in Section 4.19 of the FNB Disclosure Schedule, each Loan on the books and records of FNB and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
          (b) FNB has set forth in Section 4.20 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to FNB’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of FNB or a FNB Subsidiary, or to the knowledge of FNB, any Person controlling, controlled by or under common control with any of the foregoing.
     4.20 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     4.21 Allowance for Loan Losses. FNB Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time.
          (a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and Omega shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.
          (b) Omega agrees that between the date hereof and the Effective Time, a representative of FNB shall be permitted to be an observer at the meetings of the Loan Committee of Omega’s Board of Directors.
     5.2 Omega Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Omega Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Omega shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FNB, which shall not be unreasonably withheld:
          (a) (i) other than dividends and distributions by a direct or indirect Subsidiary of Omega to Omega or any direct or indirect wholly owned Subsidiary of Omega, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends with customary record dates and payment dates and not to exceed $.31 per share on Omega Common Stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Omega Stock Options or settlement of Omega RSUs that are outstanding as of the date hereof in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of Omega or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Omega Common Stock upon the exercise of Omega Stock Options or settlement of Omega RSUs that are outstanding as of the date hereof in accordance with their present terms, including the withholding of shares of Omega Common Stock to satisfy the exercise price or Tax withholding);
          (b) grant any stock options, restricted stock units or other equity-based award with respect to shares of Omega Common Stock under any of the Omega Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock or other securities (other than the issuance of Omega Common Stock upon the exercise of Omega Stock Options or settlement of Omega RSUs that are outstanding as of the date hereof in accordance with their present terms);
          (c) amend the Omega Articles, Omega Bylaws or other comparable organizational documents;
          (d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the ordinary course of business consistent with past practice or (ii) open, acquire, close or sell any branches;
          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice;
          (f) except for borrowings having a maturity of not more than 30 days under existing credit facilities (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of Omega or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced (“Credit Facilities”) that are incurred in the ordinary course of business consistent with past practice, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $500,000, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than Omega or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

          (g) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;
          (h) change in any material respects its underwriting, operating, investment or risk management or other similar policies of Omega or any of its Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;
          (i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;
          (j) other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of Omega or its Subsidiaries containing (i) any restriction on the ability of Omega and its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on Omega or its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, in engaging in any type of activity or business;
          (k) incur any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;
          (l) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which Omega directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);
          (m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Authority or Governmental Entity in respect of the operations of its business, except as required by law;
          (n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge,

settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $100,000 individually or $500,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;
          (o) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of FNB (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;
          (p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
          (q) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;
          (r) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
          (s) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of Omega and classified as “substandard,” “doubtful” or “loss” or such Loan is in an amount in excess of $500,000 and classified as “special mention” without the approval of FNB, or make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to Omega Bank in an aggregate amount in excess of $1,000,000 on an unsecured basis or undersecured, or make any fully secured Loan or Loans to any Person (except for any Loan secured by a first mortgage on single family owner-occupied real estate) if, immediately after making a secured Loan, such Person would be indebted to Omega Bank in an aggregate amount in excess of $5,000,000 or, without approval of FNB, shall not make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $1,000,000 or in any event if such Loan does not conform with Omega Bank’s Credit Policy Manual if, in the case of any of the foregoing types of Loan or Loans, FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from Omega Bank shall be deemed as the approval of FNB to make such Loan or Loans;

          (t) Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Omega or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of any applicable Omega incentive plan, or accelerate the vesting of any unvested stock options, except:
               (i) for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate adjustment in compensation or bonus of more than 3.5%, provided, however, that no increase for any individual shall result in an annual adjustment in compensation or bonus of more than 5%, unless mutually agreed to by Omega and FNB;
               (ii) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code;
               (iii) to pay the amounts or to provide payments under plans and/or commitments set forth in the Omega Disclosure Schedule;
               (iv) for retention bonuses to such persons and in such amounts as are mutually agreed by FNB and Omega;
               (v) severance payments pursuant to the severance agreements or employment agreements that are set forth in Section 5.2 of the Omega Disclosure Schedule; or
               (vi) for grants of awards to newly hired employees consistent with past practice.
          (u) Hire any person as an employee of Omega or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 5.2 of the Omega Disclosure Schedule, or (ii) to fill any vacancies existing as of the date hereof and described in Section 5.2 of the Omega Disclosure Schedule or (iii) to fill any vacancies arising after the date hereof at a comparable level of compensation with persons whose employment is terminable at the will of Omega or a Subsidiary of Omega, as applicable, provided, however, that such total compensation for any one employee may not exceed $60,000; or
          (v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.
     5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Omega:
          (a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to Omega or its shareholders or those that would not impede FNB’s ability to consummate the transactions contemplated hereby;
          (b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
          (c) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
          (d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions contemplated by this Agreement;
          (e) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby; or
          (f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.
     5.4 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give FNB, directly or indirectly, the right to control or direct Omega’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of FNB and Omega shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its (and its respective Subsidiaries) respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
          (a) FNB agrees to prepare the Registration Statement to be filed by FNB with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Joint Proxy Statement and prospectus and other proxy solicitation materials of Omega and FNB constituting a part thereof and all related documents. Omega shall prepare and furnish to FNB such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Omega, and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld such Registration Statement prior to its filing. Omega agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Joint Proxy Statement. As long as Omega has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Joint Proxy Statement with the SEC as promptly as reasonably practicable. Each of Omega and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Omega and FNB shall each promptly mail at its expense the Joint Proxy Statement to its respective shareholders.
          (b) Each of Omega and FNB agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Omega and FNB agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Omega and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of Omega and/or FNB.
          (c) FNB agrees to advise Omega, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
          (d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Omega and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Omega or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a material adverse effect on FNB and its Subsidiaries (including the Surviving Company after giving effect to the Merger) taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, Omega agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of Omega and FNB following consummation of the Merger.
          (e) Each of FNB and Omega shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, Omega or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
          (f) Each of FNB and Omega shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.
          (g) Press Releases. Omega and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FDIC, the OCC, the NYSE or FINRA. In addition, the Chief Executive Officers of Omega and FNB shall be permitted to respond to appropriate questions about the Merger from the press. Omega and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.
     6.2 Access to Information.
          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Omega and FNB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. Omega shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither Omega nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties (the “Confidentiality Agreement”).
          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.
     6.3 Shareholder Approval.
          (a) Omega shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “Omega Shareholder Meeting”), and shall use its reasonable best efforts to cause its meeting to occur as soon as reasonably practicable. Subject to Section 6.13, the Board of Directors of Omega shall recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, by Omega’s shareholders and shall include such recommendation in the Joint Proxy Statement (the “Omega Recommendation”). Without limiting the generality of the foregoing, Omega’s obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Omega of any Acquisition Proposal (as defined in Section 6.13(e)). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, Omega’s obligations pursuant to the first sentence of this Section 6.3(a) shall terminate.
          (b) FNB shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “FNB Shareholder Meeting”), and shall use its reasonable best efforts to cause its meeting to occur as soon as reasonably practicable. The Board of Directors of FNB shall recommend that FNB’s shareholders vote in favor of approval and adoption of this Agreement, the Merger, including the issuance of the shares of FNB Common Stock in connection therewith and the other transactions contemplated hereby (the “FNB Proposal”). FNB shall include such recommendation in the Joint Proxy Statement (the “FNB Recommendation”). The Board of Directors of FNB shall use commercially reasonable efforts to obtain such approval. The FNB Proposal shall be submitted to the shareholders of FNB at the FNB Shareholder Meeting for the purpose of approving the issuance of shares of FNB Common Stock in connection with the Merger. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, FNB’s obligations pursuant to the first sentence of this Section 6.3(b) shall terminate.
     6.4 Commercially Reasonable Efforts; Cooperation. Each of Omega and FNB agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.
     6.5 Affiliates. Omega shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Omega to deliver to FNB, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit B.
     6.6 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for quotation on the NYSE, subject to official notice of issuance, prior to the Effective Time.
     6.7 Benefit Plans.
          (a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of Omega and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of FNB of general applicability with the exception of FNB’s defined benefit pension plan (the “FNB Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of Omega and its Subsidiaries in the FNB Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of Omega and its Subsidiaries until such employees are permitted to participate in the FNB Plans and provided further, however, that nothing contained herein shall require FNB or any of its Subsidiaries to make any grants to any former employee of Omega under any discretionary equity compensation plan of FNB. FNB shall cause each FNB Plans in which employees of Omega and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits under the FNB Plans, the service of such employees with Omega and its Subsidiaries to the same extent as such service was credited for such purpose by Omega, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of Omega and its Subsidiaries that correspond to FNB Plans until employees of Omega and its Subsidiaries are included in such FNB Plans, nothing herein shall limit the ability of FNB to amend or terminate any of Omega’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

          (b) At and following the Effective Time, and except as otherwise provided in Section 6.7(d) FNB shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Omega and its Subsidiaries and current and former directors of Omega and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of Omega that are set forth on Schedule 6.7(b) of the Omega Disclosure Schedule, subject to the receipt of any necessary approval from any Governmental Entity. The severance or termination payments that are payable pursuant to such agreements, plans or policies of Omega are set forth on Schedule 6.7(b) of the Omega Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, FNB shall, to the extent not duplicative of other severance benefits, pay employees of Omega or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.7(b) of the FNB Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.7(b) will be taken into account under the terms of any applicable severance policy of FNB or its Subsidiaries.
          (c) At such time as employees of Omega and its Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.
          (d) Immediately prior to the Effective Time, Omega shall, at the written request of FNB, freeze or terminate such of the Omega Benefit Plans as is requested by FNB, including Omega’s 401(k) Plan.
     6.8 Indemnification; Directors’ and Officers’ Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Omega or any of its Subsidiaries or who is or was serving at the request of Omega or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Omega or any of its Subsidiaries or was serving at the request of Omega or any of its Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the

Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable law, the Omega Articles, the Omega Bylaws and any agreement set forth in Section 6.8 of the Omega Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
          (b) FNB and the Surviving Company agree that all rights to indemnification of liabilities (including advancement of expenses), and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Omega Articles or the Omega Bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the PBCL, the Omega Articles or the Omega Bylaws, as the case may be, shall be made by independent legal counsel (whose fees and expenses shall be paid by FNB and the Surviving Company) selected by such Indemnified Person and reasonably acceptable to FNB; and provided further that nothing in this Section 6.8 shall impair any rights or obligations of any current or former director or officer of Omega or its Subsidiaries, including pursuant to the respective organizational documents of Omega, or their respective Subsidiaries, under the PBCL or otherwise.
          (c) Prior to the Effective Time, Omega shall obtain at the expense of FNB, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby, covering the Indemnified Persons who are currently covered by Omega’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of Omega or single premium tail coverage with policy limits equal to Omega’s existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by Omega for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.8(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers that have an insurer financial strength rating by A.M. Best Co. of at least “A,” which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions contemplated hereby, on terms that are no less advantageous to Indemnified Persons than Omega’s D&O Insurance existing immediately prior to the date hereof. If such prepaid policies have been obtained prior to the Effective Time, then the FNB shall maintain such policies in full force and effect and continue the obligations thereunder.
          (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of Omega, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.
     6.10 Advice of Changes. Each of FNB and Omega shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
     6.11 Dividends. After the date of this Agreement, Omega shall coordinate with FNB the declaration of any dividends in respect of Omega Common Stock and the record dates and payment dates relating thereto such that holders of Omega Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Omega Common Stock and any shares of FNB Common Stock any such holder receives in exchange therefor in the Merger.
     6.12 Exemption from Liability Under Section 16(b). Prior to the Effective Time, FNB and Omega shall take such steps as may be required to cause any acquisitions or dispositions of capital stock of FNB or Omega (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Omega to be exempt under Rule 16b-3 of the 1934 Act.
     6.13 Certain Actions.
          (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.13, Omega will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Omega Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined in Section 6.13(e)(i)) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Omega or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Omega or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.
          (b) Notwithstanding anything herein to the contrary, Omega and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of Omega shall not withdraw or modify in a manner adverse to FNB the Omega Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a Superior Proposal (as defined in Section 6.13(e)(ii)) by any such third party, if and only to the extent that (x) Omega’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, Omega’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to Omega than those contained in the Confidentiality Agreement between Omega and FNB, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes and (z) at least 72 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, Omega promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the Omega Recommendation (the “Change in Omega Recommendation”) if Omega’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law.
          (c) Omega will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.
          (d) Omega agrees that it will, and will cause the Omega Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.
          (e) For purposes of this Agreement:
               (i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial (i.e., 20% or more) portion of the net revenues, net income or net assets of Omega and its Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of Omega Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of Omega Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of Omega Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of Omega Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of Omega Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Omega or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Omega other than the transactions contemplated by this Agreement.
               (ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of Omega Common Stock then outstanding or all or substantially all of Omega’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of Omega in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of Omega in its good faith judgment believes to be more favorable to Omega than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Omega and (C) is reasonably capable of being completed.
          (f) If a Payment Event (as defined in Section 6.13(g)) occurs, Omega shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $15,000,000 (the “Break-up Fee”), provided, however, that if a Payment Event occurs, Omega shall have no obligation to pay FNB’s expenses under Section 9.3(b).
          (g) The term “Payment Event” means any of the following:
               (i) the termination of this Agreement by FNB pursuant to Section 8.1(f)(i);
               (ii) the termination of this Agreement by Omega pursuant to Section 8.1(g);
               (iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of Omega Common Stock and Omega shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of Omega recommends rejection of such tender offer or exchange offer; or
               (iv) the occurrence of any of the following events within 18 months of the termination of this Agreement pursuant to Section 8.1(e)(i), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) Omega enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of Omega and its Subsidiaries, taken as a whole; or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Omega Common Stock. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.
          (h) Omega acknowledges that the agreements contained in Section 6.13(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event Omega fails to pay to FNB the Break-up Fee, promptly when due, Omega shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.
     6.14 Transition. Commencing following the date hereof, FNB and Omega shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of Omega and its Subsidiaries with the businesses of FNB and its Subsidiaries. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of Omega and its Subsidiaries in the ordinary course of business and applicable law, Omega shall cause the employees and officers of Omega and its Subsidiaries, including the Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.
     6.15 Certain Post-Closing Matters.
          (a) FNB shall take all action necessary to appoint or elect, effective as of the Effective Time, as directors of FNB the Omega Designees. Such persons shall fill vacancies on the FNB Board of Directors in classes to be mutually agreed upon by FNB and Omega and shall serve until their successors are elected and qualified. Consistent with the fiduciary duties of the FNB Board, FNB agrees that to the extent that any Omega Designee dies or becomes incapacitated or is unwilling to serve prior to the Effective Time, Omega and FNB shall mutually agree upon a substitute person to serve as successor, and provided that such person is reasonably acceptable to the FNB Board, such person shall be appointed to fill the vacancy so created. Consistent with its fiduciary duties, the FNB Board of Directors agrees to recommend the Omega Designees for nomination as the FNB Board of Directors at the annual meeting of FNB’s shareholders at which their respective terms shall expire.
          (b) FNB agrees to take all action necessary to appoint or elect, effective as of the Effective Time, as directors of FNB Bank four current members of the Board of Directors of Omega (the “Omega Bank Designees”) as are mutually agreed by FNB and Omega. Each of the Omega Bank Designees shall serve until the election of his or her successor. FNB agrees to cause the FNB Bank Board to recommend the annual reelection of the Omega Bank Designees through FNB Bank’s annual meeting of shareholders in 2010.
          (c) FNB shall cause FNB Bank to establish and maintain for at least three years after the Effective Date a community advisory board of directors (the “Omega Advisory Board”). The Omega Advisory Board shall be formed by FNB Bank and be operated in a manner that is consistent with FNB Bank’s past practices with respect to its existing community advisory boards. For not less than two years following the Effective Date, the membership of the Omega Advisory Board shall consist of the current members of the Omega Board of Directors, subject to confirmation of such initial members by the Nominating and Corporate Governance Committee of FNB.

          (d) (a) From and after the Effective Time, FNB shall cause FNB Bank to establish a new region that will consist of certain central and northeastern Pennsylvania branches of Omega and, at FNB’s discretion, FNB Bank.
          (e) The commitments set forth in this Section 6.15 shall survive the Effective Time as reflected in a formal resolution of the FNB Board and the FNB Bank Board to be reflected in the minutes of FNB as the Surviving Company of the Merger and FNB Bank as the Surviving Bank in the Bank Merger. The members of the Omega Advisory Board shall be deemed to be third party beneficiaries of the commitments set forth in this Section 6.15.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the holders of Omega Common Stock entitled to vote thereon and this Agreement and the Merger contemplated thereby, including the issuance of shares of FNB Common Stock under this Agreement and the Merger contemplated hereby, shall have been approved by the requisite affirmative vote of the holders of FNB Common Stock entitled to vote thereon.
          (b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of Omega Common Stock upon consummation of the Merger shall have been authorized for quotation on the NYSE, subject to official notice of issuance.
          (c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”).
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition

(an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
     7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Omega contained in this Agreement that are qualified by materiality or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Omega contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties (other than the representations and warranties set forth in Section 3.2) to be so true and correct (without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications) are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on Omega; and FNB shall have received a certificate signed on behalf of Omega by the Chief Executive Officer or the Chief Financial Officer of Omega to the foregoing effect.
          (b) Performance of Obligations of Omega. Omega shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and FNB shall have received a certificate signed on behalf of Omega by the Chief Executive Officer or the Chief Financial Officer of Omega to such effect.
          (c) Federal Tax Opinion. FNB shall have received the opinion of its counsel, Duane Morris LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Omega and FNB, reasonably satisfactory in form and substance to it.
          (d) Environmental Reports. At the request of FNB, Omega shall have furnished FNB with a Phase I environmental study with respect to all real property owned by Omega or any of its Subsidiaries (which Phase I environmental study shall be at the sole cost and expense of FNB), the findings of which shall be commercially acceptable to FNB who shall not unreasonably withhold such acceptance.

          (e) No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.
     7.3 Conditions to Obligation of Omega to Effect the Merger. The obligation of Omega to effect the Merger is also subject to the satisfaction or waiver by Omega, where permitted by applicable law, at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of FNB contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of FNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties to be so true and correct (without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications) are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on FNB; and Omega shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.
          (b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Omega shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to such effect.
          (c) Federal Tax Opinion. Omega shall have received the opinion of its counsel, Blank Rome LLP, in form and substance reasonably satisfactory to Omega, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Omega and FNB, reasonably satisfactory in form and substance to it.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

          (a) Mutual Consent. By the mutual consent in writing of FNB and Omega if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach.
               (i) By FNB, if (A) any of the representations and warranties of Omega contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) Omega shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after Omega has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2008.
               (ii) By Omega, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by Omega of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from Omega of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2008.
          (c) Delay. By FNB or Omega, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Daylight Time on June 30, 2008, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.
          (d) No Regulatory Approval. By FNB or Omega, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.
          (e) No Omega or FNB Shareholder Approval.
               (i) By FNB, or by Omega provided that Omega shall not be in material breach of any of its obligations under Section 6.3(a), if any approval of the shareholders of Omega contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Omega Shareholder Meeting or at any adjournment or postponement thereof.
               (ii) By Omega, or by FNB provided that FNB shall not be in material breach of any of its obligations under Section 6.3(b), if any approval of the shareholders of FNB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the FNB Shareholder Meeting or any adjournment or postponement thereof.
     (f) Failure to Recommend.
               (i) At any time prior to the Omega Shareholder Meeting, by FNB if (i) Omega shall have breached Section 6.13(a) in any respect materially adverse to FNB, (ii) the Omega Board of Directors shall have failed to make the Omega Recommendation or shall have effected a Change in Omega Recommendation, (iii) the Omega Board shall have recommended approval of an Acquisition Proposal or (iv) Omega shall have materially breached its obligations under Section 6.3(a) by failing to call, give notice of, convene and hold the Omega Shareholder Meeting.
               (ii) At any time prior to the FNB Shareholder Meeting, by Omega if (i) the FNB Board of Directors shall have failed to make the FNB Recommendation or (ii) FNB shall have materially breached its obligations under Section 6.3(b) by failing to call, give notice of, convene and hold the FNB Shareholder Meeting.
          (g) Superior Proposal. At any time prior to the date of mailing of the Joint Proxy Statement, by Omega in order to enter concurrently into an Acquisition Proposal that has been received by Omega and the Omega Board of Directors in compliance with Sections 6.13 (a) and (b) and that Omega’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by Omega pursuant to this Section 8.1(g) only after the fifth business day following Omega’s provision of written notice to FNB advising FNB, that the Omega Board of Directors is prepared to accept a Superior Proposal (it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to Section 8.1(g)) and only if (i) during such five-business day period, Omega has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) Omega’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until Omega has paid the Break-up Fee to FNB.
     8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or Omega as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.13(f)-(h), 8.2, 8.3, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.
     8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of Omega or the shareholders of FNB; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Omega and FNB, there may not be, without further approval of their shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Omega and FNB, there may not be, without further approval of their shareholders, any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of Omega Common Stock and the holders of FNB Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).
     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles I , II and IX and Sections 6.7, 6.8, 6.9 and 6.15.
     9.3 Expenses.
          (a) Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Joint Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Omega and FNB, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.
          (b) In the event that this Agreement is terminated by:
     (i) FNB pursuant to Section 8.1(b)(i);
(ii)	Omega pursuant to Section 8.1(b)(ii);

(iii)	FNB pursuant to Section 8.1(e)(i); or

(iv)	Omega pursuant to Section 8.1(e)(ii),
then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

          9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:
     (a) if to Omega, to:
Omega Financial Corporation
366 Walker Drive
State College, PA 16801
Attention: Donita R. Koval
Facsimile:
with a copy to:
Blank Rome LLP
One Logan Square
Philadelphia, PA 19006
Attention: Lawrence R. Wiseman, Esq.
Facsimile: (215) 832-5549
          (b) if to FNB, to:
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
Attention: Stephen J. Gurgovits
Facsimile (724) 983-3515
with a copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Frederick W. Dreher, Esq.
Facsimile: (215) 979-1213
     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Omega Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
     9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
     9.8 Governing Law; Jurisdiction.
          (a) This Agreement, the Merger and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.
          (b) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
     9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on Omega or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.
     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 and 6.15, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

     IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and Omega Financial Corporation have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits,
President and Chief Executive Officer

OMEGA FINANCIAL CORPORATION

By:	/s/ Donita R. Koval

Donita R. Koval,
President and Chief Executive Officer